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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            NTN COMMUNICATIONS, INC.

Kendra Berger hereby certifies as follows:

She is the duly appointed and acting Chief Financial Officer and Secretary of NTN Communications, Inc., a Delaware corporation.

The first paragraph of Article IV of the Restated Certificate of Incorporation of this corporation is hereby amended to read in its entirety as follows:

                                   "ARTICLE IV

          The total number of shares of stock which the corporation shall have authority to issue is 80,000,000 shares, of which 70,000,000 shares shall be Common Stock, par value $.005 per share, and 10,000,000 shall be Preferred Stock, par value $.005 per share."

The foregoing amendment of the Restated Certificate of Incorporation of this corporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

Dated: March 22, 2000

                                                 /s/ Kendra Berger
                                                 -------------------------------
                                                 Kendra Berger, Chief Financial
                                                 Officer and Secretary